Exhibit 99.1

Surface Oncology Reports Financial Results and Corporate Highlights for Fourth Quarter and Full Year 2021
Continued progress advancing next-generation antibody portfolio, with ongoing clinical trials evaluating the broad potential of SRF388 and SRF617 across multiple tumor types
Company continues to guide to cash runway through 2023
CAMBRIDGE, Mass., March 2, 2022: Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today reported financial results and corporate highlights for the fourth quarter and full year 2021, as well as anticipated 2022 corporate milestones.
“Surface continues to make great progress advancing our portfolio of next-generation antibody therapies, and we are excited to have planned clinical data readouts this year for both our anti-IL-27 antibody, SRF388, and our anti-CD39 antibody, SRF617,” said Rob Ross, M.D., chief executive officer. “The need for new medicines to help patients confronting cancer is profound, and it spurs all of us at Surface to advance our programs with urgency and passion. We are encouraged by the momentum of our programs and their potential to become important therapeutic options for a broad spectrum of cancers.”
Ross continued, “Today we announced that Geoffrey McDonough, M.D., is stepping down from the Surface board of directors effective immediately. Geoff joined our board in February of 2018, and we thank him for the significant contributions he made during his tenure. While we will miss his leadership and counsel, the board remains vibrant and was further strengthened with the addition of Ben Hickey and the appointment of Denice Torres as board chair late last year.”
Fourth Quarter and Subsequent Corporate Highlights
•In December 2021, Surface announced that the U.S. Food and Drug Administration (FDA) had cleared the Investigational New Drug (IND) application for GSK4381562 (formerly SRF813) to proceed into a first-in-human clinical trial. GSK4381562 is a fully human IgG1 antibody targeting PVRIG (also known as CD112R), an inhibitory protein expressed on natural killer cells (NK cells) and T cells. Surface will receive a $30 million milestone payment in conjunction with the initiation of the first Phase 1 study for GSK4381562 and is eligible to receive an additional $700 million in future milestone payments, as well as be eligible to receive tiered royalties on global net sales.
•In December 2021, Surface presented results from a first-in-human dose-escalation study of SRF617 at the European Society for Medical Oncology Immuno-Oncology Congress (ESMO-IO) 2021. These results demonstrated good tolerability, clear evidence of target engagement and pathway inhibition and early but promising signs of activity in combination with chemotherapy and pembrolizumab.

•In November 2021, Surface presented scientific posters at the Society for Immunotherapy of Cancer (SITC) 2021 Annual Meeting, highlighting SRF617’s potent CD39 inhibition and its effect on promoting pro-inflammatory therapeutic activity in preclinical models.
Additionally, the company presented translational data on IL-27 expression by macrophages in the tumor microenvironment from patients with therapy-resistant non-small-cell lung cancer, supporting continued development of SRF388.
•On March 1, 2022, the company granted non-qualified stock options to two new employees to purchase an aggregate of 98,000 shares of the company’s common stock with a per share exercise price of $3.64. The option grants, made under Surface’s 2021 Inducement Plan (the Plan), were granted as an inducement material to the employees entering into employment with the company in accordance with Nasdaq Listing Rule 5635(c)(4) and were granted pursuant to the terms of the Plan.
Selected Anticipated Near-term Corporate Milestones
•Surface will present new translational data on SRF388 at the American Association for Cancer Research (AACR) Annual Meeting in April 2022. In addition, the company anticipates presenting updated clinical data from SRF388 in the second quarter of 2022.
•Clinical data update for SRF617 is expected in the second half of 2022.
Financial Results
As of December 31, 2021, cash, cash equivalents and marketable securities were $154.1 million, compared to $175.1 million on December 31, 2020.
Revenue recognized in the fourth quarter ended December 31, 2021, was $0.2 million, compared to revenue of $87.6 million for the same period in 2020. The decrease was a result of the $85 million upfront payment received in the fourth quarter 2020 from GSK. Revenue recognized in the full year ended December 31, 2021, was $2.7 million, compared to $126.2 million for the same period in 2020. The decrease was a result of the $85 million upfront payment received in the fourth quarter 2020 from GSK, as well as the expiration of the final Novartis option purchase period in January 2020 and the corresponding recognition of the remaining deferred revenue under the agreement.
Research and development (R&D) expenses were $16.3 million for the fourth quarter ended December 31, 2021, compared to $10.7 million for the same period in 2020. R&D expenses were $53.6 million for the full year ended December 31, 2021, compared to $41.0 million for the same period in 2020. This increase was primarily driven by continued enrollment and advancement into the expansion stages of our ongoing SRF617 and SRF388 Phase 1 clinical trials. R&D expenses included $2.4 million in stock-based compensation expense for the full year ended December 31, 2021.
General and administrative (G&A) expenses were $7.2 million for the fourth quarter ended December 31, 2021, compared to $8.9 million for the same period in 2020. G&A expenses were $25.1 million for the full year ended December 31, 2021, compared to $23.6 million for the same period in 2020. The decrease in the fourth quarter ended December 31, 2021, was primarily due to increased consulting costs related to the GSK agreement and higher performance bonus achievement in 2020. The increase for the full year ended December 31, 2021, was primarily due to increased salary, recruiting and stock compensation expense associated with an increased headcount in 2021. G&A expenses included $6.1 million in stock-based compensation expense for the full year ended December 31, 2021.

For the fourth quarter ended December 31, 2021, net loss was $24.1 million, or basic and diluted net loss per share of $(0.52). Net income was $67.3 million for the same period in 2020, or basic net income per share of $1.66, and diluted net income per share of $1.56. For the full year ended December 31, 2021, net loss was $78.5 million, or basic and diluted net loss per share of $(1.77). Net income was $59.3 million for the same period in 2020, or basic net income per share of $1.67 and diluted net income per share of $1.57.
Based upon its current operating plan, Surface continues to project cash runway sufficient through 2023.
About Surface Oncology
Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned clinical-stage programs targeting CD39 (SRF617) and IL-27 (SRF388), as well as a preclinical program focused on depleting tumor regulatory T cells via targeting CCR8 (SRF114). In addition, Surface has two partnerships with major pharmaceutical companies: a collaboration with Novartis targeting CD73 (NZV930; Phase 1) and a collaboration with GlaxoSmithKline targeting PVRIG (GSK4381562, formerly SRF813; IND cleared). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.
About SRF388
SRF388 is a fully human anti-IL-27 antibody designed to inhibit the activity of this immunosuppressive cytokine. Surface Oncology has identified particular tumor types, including liver, kidney and lung cancer, where IL-27 appears to play an important role in the immunosuppressive tumor microenvironment and may contribute to resistance to treatment with checkpoint inhibitors. SRF388 targets the rate-limiting p28 subunit of IL-27, and preclinical studies have shown that treatment with SRF388 blocks the immunosuppressive biologic effects of IL-27, resulting in immune cell activation in combination with other cancer therapies including anti-PD-1 therapy, as well as potent anti-tumor effects as a monotherapy. Furthermore, Surface Oncology has identified a potential biomarker associated with IL-27 that may be useful in helping to identify patients most likely to respond to SRF388. In November 2020, Surface announced that SRF388 was granted Orphan Drug designation and Fast Track designation for the treatment of hepatocellular carcinoma from the FDA.
About SRF617
SRF617 is a fully human antibody designed to inhibit the enzymatic activity of CD39 in the tumor microenvironment, allowing for a dual mechanism of action to promote anti-tumor immunity via reduction of immunosuppressive adenosine in addition to increasing levels of immunostimulatory ATP. A substantial body of research supports a role for CD39 in allowing cancer to evade immune responses. For example, pancreatic cancer stromal cells within the tumor micro-environment express high levels of CD39, which may inhibit anti-cancer immune responses. In preclinical studies, SRF617 has exhibited strong affinity for and inhibition of CD39, the ability to reduce adenosine and increase ATP levels and anti-tumor activity both as a single agent and in combination with multiple therapeutic agents. SRF617 has been granted Orphan Drug designation for the treatment of advanced pancreatic cancer by the FDA.

Cautionary Note Regarding Forward-Looking Statements
Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617, SRF114 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF114, will not be successfully developed or commercialized, the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies, and the potential impact of COVID-19 on Surface Oncology’s clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2021, available on the Securities and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com. Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.
Contact
Scott Young
(617) 865-3250
syoung@surfaceoncology.com

Selected Financial Information:

(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
Statement of Operations Items	2021	2020	2021	2020
Collaboration revenue - related party	$—	$—	$—	$38,592
License related revenue	154	87,570	2,687	87,570
Total revenue	154	87,570	2,687	126,162
Operating expenses:
Research and development	16,323	10,728	53,572	41,018
General and administrative	7,205	8,872	25,128	23,558
Total operating expenses	23,528	19,600	78,700	64,576
Income (loss) from operations	(23,374)	67,970	(76,013)	61,586
Interest and other income (expense), net	(676)	(622)	(2,472)	(2,249)
Net income (loss)	$(24,050)	$67,348	$(78,485)	$59,337
Net income (loss) per share—basic	$(0.52)	$1.66	$(1.77)	$1.67
Weighted average common shares outstanding—basic	46,419,124	40,674,996	44,243,317	35,545,121
Net income (loss) per share—diluted	$(0.52)	$1.56	$(1.77)	$1.57
Weighted average common shares outstanding—diluted	46,419,124	43,271,667	44,243,317	38,141,793

Selected Balance Sheet Items:	December 31, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$154,149	$175,141
Total assets	190,847	217,138
Accounts payable and accrued expenses	14,639	12,122
Total stockholders’ equity	118,900	155,747